Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated April 8, 2016, is made by and among Demand Media, Inc., a Delaware corporation (“Seller”), Scripps Media, Inc., a Delaware corporation (“Buyer”), and, solely with respect to Section 10.15 The E. W. Scripps Company, an Ohio corporation and the parent of Buyer (the “Guarantor”).

WITNESSETH:

WHEREAS, Seller owns and operates the Business (as defined below) conducted under the name Cracked.com.

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below), and Buyer is willing to assume the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

“Accounts Receivable” shall mean the trade accounts receivable and other rights to payment owed to Seller (including interest thereon and the full benefit of any security interest of Seller therein) to the extent related to the Business accrued in the ordinary course of business, as determined in accordance with GAAP, and any claim, remedy or other right related to the foregoing.

“Acquired Assets” shall mean the tangible and intangible assets used or otherwise commercialized or exploited by Seller or any Affiliate thereof in connection with the Business or the operation thereof that are set forth on the Schedule of Acquired Assets attached hereto as Schedule  1.1(a).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities, by partnership, as trustee or executor, by Contract or otherwise.

“Agreed List of Employees” shall mean the list of employees attached hereto as Schedule 1.1(b); provided, however, that such list shall be deemed to be amended to (i) omit any person whose employment with Seller terminates prior to the Closing Date and (ii) add any person hired (with Buyer’s written consent) to work exclusively with the Business and whose employment with Seller commences after the date hereof but prior to the Closing Date.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 2.11.

“Asset Transfer and Assumption Agreements” shall have the meaning set forth in Section 2.2(b).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.2(b).

“Assumed Agreements” shall mean the Contracts that are listed on the Schedule of Assumed Agreements attached hereto as Schedule 1.1(c) (including all rights, title, interests therein, and claims of Seller thereunder).

“Assumed Liabilities” shall mean the following obligations and liabilities, in each case whether accrued, absolute, contingent or otherwise:

(a)                                 all liabilities of Seller specifically listed on the Schedule of Assumed Liabilities attached hereto as Schedule 1.1(d);

(b)                                 all liabilities and obligations under the Assumed Agreements arising after the Closing Date, specifically not including liabilities for breaches by Seller or any Affiliate thereof of any Assumed Agreements occurring prior to or on the Closing Date;

(c)                                  all trade payables of Seller to third parties (i) outstanding and not delinquent as of the Closing Date to the extent relating to goods or services to be provided to Buyer after the Closing Date arising in the ordinary course of business consistent with past practice in connection with the Business or the Purchased Assets or (ii) listed on Schedule 1.1(d) (under subsection trade payables);

(d)                                 all liabilities and obligations for Taxes relating to the ownership or operation of the Business or the Purchased Assets after the Closing Date and not attributable to a Pre-Closing Tax Period;

(e)                                  all liabilities arising in respect of the sale or provision of any goods or services of the Business after the Closing;

(f)                                   all liabilities arising in connection with the ownership of the Purchased Assets and/or the conduct of the Business after the Closing (other than with respect to Taxes which are governed by clause (d) of this definition of “Assumed Liabilities”), including any liability for which Buyer will be responsible pursuant to Section 7.1; and

(g)                                  all liabilities resulting from any claim of Intellectual Property infringement after the Closing unless such liabilities result from any breach of Seller’s representations and warranties set forth in this Agreement.

“Basket Amount” shall have the meaning set forth in Section 8.5(a).

“Bill(s) of Sale” shall have the meaning set forth in Section 2.2(b).

“Books and Records” shall mean all books, ledgers, files, reports, plans and other documents and operating records of Seller to the extent exclusively related to or maintained by the Business, whether or not in electronic form, other than books and records which under applicable Law are required to be retained by the company in possession of such books and records.  Books and Records shall include a list of all independent contractors who have executed a contributors agreement pursuant to which they provided content to the Business in 2014, 2015 and 2016.  For the avoidance of doubt, Books and Records shall not include any Form W-9s or personally identifiable information (PII) for such independent contractors.

“Business” shall mean the business and operations of Seller or any Affiliate thereof constituting the Cracked.com brand web-based media property and mobile applications, social media accounts, video series, published books, podcasts and live events, and any other related business currently conducted under the Cracked.com brand.

“Business Day” shall mean any day on which banks are not required or authorized by Law to close in New York, not including Saturdays and Sundays.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Buyer Obligations” shall have the meaning set forth in Section 10.15.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Payment” shall have the meaning set forth in Section 2.4.

“COBRA” shall mean the Consolidated Budget Omnibus Reconciliation Act of 1986, as amended, and any similar state Law.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Consent” shall have the meaning set forth in Section 2.7(a).

“Consultant” shall have the meaning set forth in Section 3.14(b).

“Contracts” shall mean any contracts, agreements, purchase orders, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Delayed Asset” shall have the meaning set forth in Section 2.7(a).

“Disclosure Schedules” shall mean Seller’s disclosure schedules attached hereto or delivered to Buyer concurrently with the execution and delivery of this Agreement.

“Employment Agreements” shall mean each of the employment agreements by and between Buyer and (a) John O’Brien and (b) Mandy Ng Rusin, executed and delivered on the date hereof.

“ERISA” shall have the meaning set forth in Section 3.15(a).

“ERISA Affiliate” shall mean any entity that is considered a single employer with Seller under Section 414 of the Code or a member of the same group as Seller pursuant to Section 4001(a)(14) or 4001(b)(l) of ERISA.

“Escrow Agent” shall mean U.S. Bank, National Association.

“Escrow Agreement” shall mean the escrow agreement, to be dated as of the Closing Date, by and among Buyer, Seller, and the Escrow Agent, in form and substance attached hereto as Exhibit A.

“Excluded Agreements” shall mean all Contracts of Seller or any Affiliate thereof other than the Assumed Agreements, including the Contracts listed on the Schedule of Excluded Agreements attached hereto as Schedule 1.1(e), and any inter-company Contracts between Seller and any of its Affiliates.

“Excluded Assets” shall mean all assets of Seller and its Affiliates unrelated to the Business and those assets listed on the Schedule of Excluded Assets attached hereto as Schedule 1.1(f); all Accounts Receivable to the extent relating to goods or services provided by Seller or its Affiliates before the Closing Date; all cash and cash equivalents of Seller or its Affiliates; all Tax assets (including, but not limited to, net operating losses, Tax credits, Tax refunds, and the right to receive any of the foregoing) of Seller or its Affiliates with respect to any Pre-Closing Tax Period; all assets relating to any Seller Benefit Plan or collective bargaining, labor or employment agreement or other similar arrangement; all Excluded Software; and all Excluded Agreements.

“Excluded Liabilities” shall mean every liability and obligation of Seller or any of its Affiliates, whether accrued, absolute, contingent or otherwise, other than Assumed Liabilities, including:

(a)                                 all liabilities and obligations of the Business and the Purchased Assets arising out of events or conditions occurring prior to the Closing Date (regardless of whether the claims are made before or after the Closing Date) that are not Assumed Liabilities;

(b)                                 all liabilities under the Assumed Agreements that are not Assumed Liabilities;

(c)                                  all liabilities resulting from any claim of Intellectual Property infringement taking place prior to the Closing (regardless of whether the claim is made before or after the Closing Date);

(d)                                 all payables outstanding as of the Closing Date other than those payables that are Assumed Liabilities;

(e)                                  all liabilities and obligations for Taxes relating to or arising from the ownership or operation of the Business or the Purchased Assets attributable to any Pre-Closing Tax Period and any obligations or liabilities for Taxes of Seller or any of its Affiliates (including, for the avoidance of doubt, any Transfer Taxes that are the responsibility of Seller as provided in Section 2.6(a) and any other Taxes of Seller or any of its Affiliates resulting from the transactions contemplated by this Agreement);

(f)                                   any liabilities or obligations of Seller or any of its Affiliates incurred or arising from or out of the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(g)                                  all liabilities arising out of or relating to (i) any Transferred Employee’s employment (or the termination of such employment) with Seller, (ii) any other current or former employee’s employment (or the termination of such employment) with Seller, or (iii) any Seller Benefit Plan;

(h)                                 any liabilities relating to or arising out of the Excluded Assets; and

(i)                                     any other obligations or liabilities of Seller or the Business not included in the definition of Assumed Liabilities.

“Excluded Software” shall mean the software listed on Schedule 1.1(g) attached hereto.

“Financial Information” shall mean the unaudited financial information relating to the Business and attached hereto as Schedule 1.1(h).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” shall mean any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Guarantor” shall have the meaning set forth in the preamble.

“Holdback Amount” shall mean $3,900,000.

“Inbound License Agreements” shall have the meaning set forth in Section 3.9(j).

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Intellectual Property” shall mean all intellectual property or proprietary rights and assets, and all rights, interests and protections that are required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) Patents, (c) Trademarks, (d) works of authorship, databases, or any other materials that are protectable via copyright, droit de auteur, sui generis or similar legal construct, (e) Trade Secrets, (f) rights to apply for and hold registrations in domain names, (g) software, (h) all Intellectual Property Registrations and rights to apply therefor, and (i) all rights to sue or recover and retain damages, costs, attorneys’ fees and any other remedies available for present and past  infringement or misappropriation of any of the foregoing.

“Intellectual Property Assignments” shall have the meaning set forth in Section 2.2(b).

“Intellectual Property License” shall mean the Retained Intellectual Property License Agreement, to be dated as of the Closing Date, by and between Buyer and Seller, in form and substance attached hereto as Exhibit B.

“Intellectual Property Registrations” shall mean all registrations of Intellectual Property or applications therefor, including Patents, Trademark registrations and applications therefor, and copyright registrations and applications therefor.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 3.5.

“Knowledge” shall mean with respect to Seller, the actual knowledge of the individuals listed on Schedule 1.1(i) after review of this Agreement and the Schedules hereto.

“Law” shall mean any applicable law (including common law), statute, rule, regulation, judgment, code, ordinance, order or decree administered or issued by any Governmental Entity.

“Leased Assets” shall mean the assets used or otherwise commercialized or exploited by Seller or any Affiliate thereof in connection with the Business or the operation thereof that are leased to Seller or any Affiliate thereof under a valid and enforceable written lease, other than any lease that is an Excluded Agreement.

“Leave Employees” shall have the meaning set forth in Section 7.1(b).

“Licensed IP” shall mean any Intellectual Property used in and material to the Business or the operation thereof that is owned by a third party and licensed to Seller or any Affiliate thereof, other than Excluded Software.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest, easement, or restriction.

“Losses” shall have the meaning set forth in Section 8.2.

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence that (a) has or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of the Business or (b) would be reasonably likely to prevent or materially delay or materially impair the ability of Seller to consummate the transactions contemplated hereby; except for any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, arises out of or results from (i) changes in general economic conditions or financial or securities markets or the industries and markets in which Seller conducts the Business, (ii) any failure, in and of itself, to meet financial or other projections with respect to the Business (it being understood that the underlying facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iii) any changes in Laws or GAAP after the date hereof, (iv) the execution and performance of or compliance with this Agreement, (v) the announcement of this Agreement and the transactions contemplated hereby (including, without limitation, any (x) actions by customers, strategic partners or competitors, (y) loss of personnel, customers or strategic partners, or (z)

the delay or cancellation of orders for services and products), (vi) any outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or (vii) any acts taken in compliance with the terms of the Transaction Documents or with the express prior written consent of Buyer.

“Material Contracts” shall have the meaning set forth in Section 3.8.

“NDA” shall have the meaning set forth in Section 6.3.

“Occupancy Agreement” shall mean the Occupancy Agreement, to be dated as of the Closing Date, by and between Seller and Buyer, in form and substance attached hereto as Exhibit C.

“Orders” shall mean any orders, judgments,  injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Outbound License Agreement” shall have the meaning set forth in Section 3.9(m).

“Party” shall mean either Buyer or Seller.

“Patents” shall mean, in any and all countries, patents and patent applications, and industrial design registrations, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions, and reexaminations.

“Permitted Liens” shall mean (a) statutory Liens for Taxes that are not yet due or delinquent or that are being diligently contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Seller or any Affiliate thereof or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and similar matters set forth in any state, local or municipal franchise of Seller, or other minor imperfection of title or similar Liens, which do not materially interfere with the continued use of the property for the purposes for which the property is currently being used and do not materially affect the validity of title of such property.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Entity or any other entity or group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended).

“Personal Element” shall have the meaning set forth in Section 3.9(n).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Policy” shall have the meaning set forth in Section 3.9(n).

“Purchase Price” shall mean $39,000,000.

“Purchased Assets” shall mean, collectively, the Acquired Assets and the Assumed Agreements. For the avoidance of doubt, the Purchased Assets exclude the Excluded Assets.

“Registered Copyrights” shall have the meaning set forth in Section 3.9(c).

“Registered Trademarks” shall have the meaning set forth in Section 3.9(a).

“Representative” shall mean, with respect to any Person, any director, member, limited or general partner, officer, employee, agent, consultant, advisor, counsel, accountant or other representative of such Person.

“Restricted Field” shall have the meaning set forth in Section 7.6.

“Retained Intellectual Property” shall mean Intellectual Property licensed by Seller to Buyer under the Intellectual Property License.

“Revenue Sources” shall mean each advertising platform, exchange, rep partner, advertiser or content distributor.

“Schedule Supplement” shall have the meaning set forth in Section 6.8.

“Seller” shall have the meaning set forth in the preamble.

“Seller Benefit Plans” shall have the meaning set forth in Section 3.15(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Seller Permits” shall have the meaning set forth in Section 3.6.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are directly or indirectly owned by such party or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Tax” and “Taxes” shall mean any and all federal, state, local or foreign or provincial taxes, imposts, levies or other similar assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, minimum, alternative minimum, profits, inventory, capital stock, license, withholding, payroll, employment,  social  security,  unemployment,  workers’  compensation, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other similar fees, assessments and charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity  with respect thereto.

“Tax Returns” shall mean any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” shall mean the United States Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

“Termination Date” shall have the meaning set forth in Section 6.1(a).

“Trade Secrets” shall mean all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, discoveries, developments, inventions, or other confidential or business information.

“Trademarks” shall mean all trademarks, service marks, trade dress, logos, slogans, trade names, service names and corporate and business names.

“Transaction Documents” shall mean this Agreement, the Asset Transfer and Assumption Agreements, the Intellectual Property License, the Transition Services Agreement, the Occupancy Agreement, the Escrow Agreement, the NDA, and all other agreements, certificates, instruments, documents and writings delivered in connection with the transactions contemplated in this Agreement or any other Transaction Document, other than the Employment Agreements.

“Transfer Period” shall have the meaning set forth in Section 2.7(a).

“Transfer Taxes” shall mean any transfer, documentary, sales, use, real property gains, stamp, registration, value added and other such similar Taxes and fees.

“Transferred Employees” shall have the meaning set forth in Section 7.1(b).

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Seller and Buyer and dated as of the Closing Date, in form and substance attached hereto as Exhibit D.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“User Data” shall have the meaning set forth in Section 3.9(n).

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state laws related to plant closings, relocations, mass layoffs and employment losses.

“Website” shall mean www.cracked.com.

ARTICLE II
CLOSING

2.1                               Closing.  The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 at 10:00 a.m. Pacific Time on the second Business Day after all of the conditions to Closing set forth in Article V are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other date, place or time as the Parties may mutually agree in writing (the date on which Closing is set to occur is referred to herein as the “Closing Date”). The parties hereto specifically acknowledge that time is of the essence with respect to the Closing.  For the purpose of any calculation or determination required to be made by any of the Parties following the Closing, the Closing shall be deemed to have been effective as of 11:59 p.m. Pacific Time, on the Closing Date.  For the avoidance of doubt, all activities of the Business on the Closing Date shall be to the account of Seller.

2.2                               Assets to Be Sold.

(a)                                 At the Closing, Seller shall sell, assign, transfer and deliver or cause to be delivered to Buyer all of the Purchased Assets and all right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b)                                 Such transfers will be effected pursuant to (i) one or more bills of sale in form and substance identical to Exhibit E transferring to Buyer good and valid title to all the Acquired Assets other than Intellectual Property (the “Bill(s) of Sale”), (ii) one or more assignments of Intellectual Property in form and substance identical to Exhibit F assigning to Buyer all right, title and interest in and to the Intellectual Property included in the Acquired Assets (including Trademarks and Registered Copyrights and domain names registrations) (the “Intellectual Property Assignments”) and (iii) one or more assignment and assumption agreements in form and substance identical to Exhibit G assigning to Buyer all right, title and interest in and to the Assumed Agreements (the “Assignment and Assumption Agreement”, and, together with the Bill(s) of Sale and the Intellectual Property Assignments, the “Asset Transfer and Assumption Agreements”).

2.3                               Assumption of Liabilities.  At the Closing, Buyer shall assume the Assumed Liabilities and shall agree to pay, perform and discharge the Assumed Liabilities, and shall promptly reimburse Seller for the performance by Seller (or its Affiliates) of any obligation included among the Assumed Liabilities the performance of which by Buyer is not accepted by the obligee in the exercise of such obligee’s lawful rights, with such assumption to be effected in this Agreement and in the Asset Transfer and Assumption Agreements. Buyer is not assuming any debt, liability or obligation of Seller or any Affiliate of Seller, other than the Assumed Liabilities, and Seller and its Affiliates shall retain all other liabilities and obligations of Seller and its Affiliates, whether accrued, absolute, contingent or otherwise, or whether known or unknown, including, without limitation, the Excluded Liabilities.

2.4                               Purchase Price. Subject to the terms and conditions of this Agreement, in full consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, Buyer agrees to acquire the Purchased Assets from Seller for the Purchase Price and the assumption of the Assumed Liabilities, and at the Closing, Buyer shall pay in cash in immediately available funds, an amount equal to the Purchase Price minus the Holdback Amount (the “Closing Date Payment”) in the manner set forth in Section 2.9.

2.5                               Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Seller shall not and does not agree to sell, assign or deliver to Buyer, and Buyer shall not purchase, acquire or obtain under this Agreement or the transactions contemplated hereby, any of the Excluded Assets.

2.6                               Transfer Taxes and Value Added Tax; Bulk Sales.

(a)                                 Subject to any obligation imposed by Law or any Governmental Entity, Seller and Buyer agree to fully and reasonably cooperate to minimize the impact of all Transfer Taxes and value added Tax levied on the sale, assignment or transfer of the Purchased Assets to be sold and transferred as provided herein. All Transfer Taxes resulting from the transactions contemplated by this Agreement and the cost of filing all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be borne one half by Buyer and one half by Seller. Seller and Buyer will cooperate in timely filing all Tax Returns and other documentation related to such Transfer Taxes.  Such Tax Returns shall be prepared and filed by the party responsible under applicable Law for preparing and filing such Tax Returns, and a copy of each such Tax Return shall be provided to the other party.

(b)                                 Seller shall indemnify and hold harmless Buyer, its Affiliates and each of their respective successors and assigns from and against any and all losses of any such Persons, directly or indirectly, as a result of, or based upon or arising from the failure to comply with any bulk transfer and bulk sales Laws of any applicable jurisdictions; provided, however, that nothing in this Agreement will prevent any party from asserting as a bar or defense in any action or proceeding brought under any bulk sales or bulk transfer Law that such Law does not apply to the transactions contemplated by this Agreement.

2.7                               Non-Assignability of Assets.

(a)                                 To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset (a “Delayed Asset”) is prohibited by any Law or would require any governmental or third-party authorizations, approvals, consents or waivers (“Consent”) and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period (the “Transfer Period”) beginning on the Closing Date and ending six (6) months from such date, Seller and Buyer agree to use commercially reasonable efforts to cooperate to ensure that Buyer, to the greatest extent permitted by applicable Law following the Closing, will obtain all the economic benefits and burdens intended to be assigned in respect of such Delayed Asset. Seller and Buyer shall take such action as the other party may reasonably request so as (i) to provide Buyer with the benefits and burdens of each Delayed Asset (including permitting Buyer to take actions, in the name of Seller, but at Buyer’s expense, required to enforce any rights necessary for Buyer to receive the full benefits of such Delayed Asset) and (ii) to effect collection of money or other consideration due and payable under the Delayed Asset. Seller shall pay over as soon as reasonably practicable to Buyer all money or other consideration received by it in respect of each Delayed Asset and shall treat all such consideration as having been received on behalf of Buyer as Buyer’s agent, including for Tax purposes.

(b)                                 During the Transfer Period, Seller shall continue to use its commercially reasonable efforts to obtain all Consents necessary to transfer the Delayed Assets to Buyer as promptly as practicable. At such time and on each occasion after the Closing Date that a Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to Buyer by Seller.

(c)                                  Notwithstanding anything to the contrary herein, in no event shall Seller be obligated or required to (i) take any action to renew or otherwise extend the term of any Delayed Asset unless Buyer shall have obtained a written release of Seller from all liabilities relating to such Delayed Asset, in form and substance reasonably satisfactory to Seller; (ii) take any action or fail to take any action that is in violation of or conflict with any applicable Law, Seller Permit, or the terms of any Contract; or (iii) pay any amounts to any party with respect to any Delayed Asset after the Closing unless and until it has been advanced such amounts by Buyer.

2.8                               Delivery by Seller.  At the Closing, Seller will deliver, or cause to be delivered, to Buyer the following:

(a)                                 the officer’s certificate referred to in Sections 5.1(a) and 5.1(b) in form and substance reasonably satisfactory to Buyer;

(b)                                 duly executed counterparts of the Transaction Documents to which Seller is a party; and

(c)                                  the Employment Agreements executed by John O’Brien and Mandy Ng Rusin.

2.9                               Delivery by Buyer.  At the Closing, Buyer will deliver, or cause to be delivered, to Seller the following:

(a)                                 the Closing Date Payment in cash by wire transfer of immediately available funds (to Seller’s account set forth on Exhibit H attached hereto);

(b)                                 the officer’s certificate referred to in Sections 5.2(a) and 5.2(b) in form and substance reasonably satisfactory to Seller; and

(c)                                  duly executed counterparts of the Transaction Documents to which Buyer is a party.

2.10                        Holdback Amount Procedures.  At the Closing, Buyer shall deposit with the Escrow Agent the Holdback Amount as security for any indemnification claim made pursuant to Section 8.2. The Holdback Amount, less any fees deducted from the Holdback Amount by the Escrow Agent pursuant to the terms of the Escrow Agreement, shall be held and distributed by the Escrow Agent in accordance with the terms and subject to the conditions set forth in the Escrow Agreement.  Any portion of the Holdback Amount distributed to Buyer under the Escrow Agreement shall be deemed to be a reduction in the Purchase Price.

2.11                        Purchase Price Allocation.  The Purchase Price and the Assumed Liabilities, to the extent they are considered “amounts realized” for federal income tax purposes, shall be allocated among the Purchased Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as applicable), which allocation Buyer shall prepare and deliver to Seller as soon as reasonably practicable after the Closing Date and which allocation shall be subject to Seller’s written approval, not to be unreasonably withheld, conditioned or delayed (as finally determined pursuant to this Section 2.11, the “Allocation”). Buyer and Seller shall negotiate in good faith to resolve any disputes regarding the Allocation. In the event Buyer and Seller cannot reach an agreement with respect to the Allocation, the dispute shall be resolved by mediation, the costs of which will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Parties agree that:

(a)                                 each Party shall follow and utilize the Allocation for all Tax reporting purposes, including reporting the sale and purchase of the Purchased Assets on all applicable Tax Returns and Tax forms in a manner consistent with such Allocation, and none of the Parties shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any administrative or judicial proceeding that is inconsistent with such Allocation without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation;

(b)                                 the Parties shall promptly advise and consult with each other, to the extent legally permissible, regarding or with respect to the existence of any Tax audit, examination, claim for refund, controversy, adjustment or litigation related to any such Allocation; and

(c)                                  if the Purchase Price is adjusted (including pursuant to Section 8.7), then the Allocation shall be amended as mutually agreed upon by Buyer and Seller to reflect such adjustment in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the Disclosure Schedules (it being understood that any matter set forth in the Disclosure Schedules shall be deemed disclosed with respect to any section of this Article III to which the matter relates, so long as the applicability of such matter to such section is reasonably apparent based on the face of the disclosure to a reader unfamiliar with Seller or the Business), Seller represents and warrants to Buyer as follows:

3.1                               Qualification, Organization, and Subsidiaries.

(a)                                 Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as presently conducted, except where the failure to do so would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)                                 Seller is qualified to do business or licensed and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of the Purchased Assets or conduct of the Business requires such qualification or license, except where the failure to so qualify or to be so licensed or in good standing would not have a Material Adverse Effect.

3.2                               Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller (including, for the avoidance of doubt, the vote or approval of the stockholders of Seller) are necessary to authorize this Agreement and each of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by Buyer and the other parties thereto, constitutes, and each of the other Transaction Documents to which it is a party will constitute, upon the due and valid execution and delivery thereof by Seller and Buyer and any other parties thereto, the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b)                                 Neither any authorization, consent or approval of, or filing with, any Governmental Entity nor any Consent is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement, or any other Transaction Document to which Seller is a party, by Seller or for the consummation by Seller of the transactions contemplated hereby or thereby.

(c)                                  The execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which Seller is a party, do not, the performance by Seller of its obligations under this Agreement and each of the other Transaction Documents to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof by Seller will not (with or without notice or lapse of time, or both), (i) conflict with or violate any Law, Order or Seller Permit applicable to Seller, the Business or the Purchased Assets; (ii) except for the Consents set forth in Schedule 3.2(c), conflict with, result in any violation or breach of or default under, require Consent or notice under, or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation under any Assumed Agreement or any Contract to which any of the Purchased Assets is subject, or result in the creation or imposition of any Lien other than Permitted Liens upon any of the Purchased Assets; or (iii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of Seller.

3.3                               Title to Property.  Excluding for purposes of this Section 3.3 any Intellectual Property rights covered by Section 3.9:

(a)                                 (i) Seller owns and has good, valid and transferable title to all of the Acquired Assets; (ii) Seller has a valid leasehold interest under valid and enforceable lease agreements in all Leased Assets; and (iii) all of the Purchased Assets are free of all Liens other than Permitted Liens. The Purchased Assets do not include any ownership interest in any real property.

(b)                                 At the Closing, subject to obtaining all applicable Consents, Seller will convey to Buyer good and marketable title to the Purchased Assets free of all Liens other than Permitted Liens.

3.4                               Completeness of Assets.

(a)                                 Except for the Excluded Assets and as set forth on Schedule 3.4(a), the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Transaction Documents, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the assets and rights (other than employees) necessary to conduct the Business in substantially the same manner as currently conducted.

(b)                                 The tangible assets included in the Purchased Assets, taken as a whole, are in good operating condition and repair (subject to normal wear and tear and other impairments of value which do not materially interfere with the use of such assets in the ordinary course of business).

3.5                               Financial Information.  Attached hereto as Schedule 1.1(h) are true and complete copies of the Financial Information. The Financial Information fairly presents in all material respects (a) the assets and liabilities of the Business as of January 31, 2016 (the “Interim Balance Sheet Date”) and (b) the revenues and expenses of the Business for the years ended December 31, 2014 and 2015, and the one-month period ended January 31, 2016, except that the Financial Information described in both clause (a) and clause (b) does not include any shared assets and liabilities, corporate overhead, intra-company arrangements, depreciation, amortization or stock-based compensation. As of the Interim Balance Sheet Date, there are no off balance sheet transactions, arrangements or obligations attributable to the Business or which relate to the Business and to which Seller or any Affiliate thereof is a party. The Financial Information was prepared from, and in accordance with, the books and records of Seller, which were prepared in accordance with and consistent with GAAP.  The general ledger and related sub-ledgers used in the preparation of the Financial Information are, in all material respects, complete and correct.  Seller has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of Seller’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Business are properly authorized and prepared and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Business that could have a material effect on financial statements of the Business.

3.6                               Permits.  Seller is in possession of all material authorizations, licenses, permits, exceptions, consents, approvals, franchises, variances, exemptions, certificates, registrations, orders, and clearances of any Governmental Entity necessary to carry on the Business as it is now being conducted or for the ownership and use of the Purchased Assets (the “Seller Permits”). All Seller Permits are in full force and effect and are listed on Schedule 3.6. None of the Seller Permits has been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of Seller, threatened in writing, and Seller has been and is in compliance in all material respects with the terms of the Seller Permits and any conditions placed thereon.

3.7                               Absence of Certain Changes or Events .  Since the Interim Balance Sheet Date, except as set forth on Schedule 3.7, the Business has been conducted, in all material respects, in the ordinary course of business and consistent with past practice, and there has not been a Material Adverse Effect or an event, occurrence or development that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8                               Material Contracts.

(a)                                 Except as set forth on Schedule 3.8(a) or Schedule 3.15(a), Seller is not party to or bound by any Contract (i) that is material to the Purchased Assets or the operation of the Business, (ii) that involves, or could reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of $50,000 during any 12-month period, (iii) that relates to the Business or the Purchased Assets and to which an Affiliate of Seller is a party, or (iv) that contains any provision that prior to or following the Closing would by its terms materially restrict or alter the conduct of the Business, or purport to materially restrict or alter the conduct of the Business (all Contracts of the type described in this Section 3.8(a), along with all of the Assumed Agreements, but excluding the Seller Benefit Plans, being referred to herein as “Material Contracts”).

(b)                                 Except as set forth on Schedule 3.8(b), Seller has made available to Buyer a correct and complete copy of each Material Contract, other than non-exclusive inbound licenses of third-party generally commercially available software (including when such third-party software is provided as an online service) that do not involve, and could not reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of $50,000 during any 12-month period; provided that with respect to any Material Contract that is not an Assumed Agreement, Seller has made available to Buyer only the portions of such Material Contract that are exclusively related to the Business or the Purchased Assets.

(c)                                  Except as set forth on Schedule 3.8(c), (i) each Material Contract that is an Assumed Agreement is valid and binding on Seller, and, to the Knowledge of Seller, each other party thereto, as applicable, and is in full force and effect, (ii) no event or condition exists which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Seller or, to the Knowledge of Seller, on the part of any other party under any such Assumed Agreement, (iii) Seller has not provided or received any notice of any intention to terminate any such Assumed Agreement and (iv) there are no material disputes pending or, to the Knowledge of Seller, threatened under any Assumed Agreement.

(d)                                 Except as set forth on Schedule 3.8(d), none of the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in any breach of any provision of any Assumed Agreement.

(e)                                  Except as set forth on Schedule 3.8(e), to the Knowledge of Seller, no employee on the Agreed List of Employees is bound by any Contract that materially and adversely limits his or her engaging in or continuing any conduct, activity or practice relating to the Business or that precludes him or her from assigning to Seller or a Subsidiary thereof any of his or her rights to any invention, improvement or discovery created by him or her in the scope of employment with Seller or a Subsidiary thereof.

3.9                               Intellectual Property Rights.

(a)                                 Schedule 3.9(a) sets forth an accurate and complete list of all registered Trademarks and applications for registration of Trademarks included in the Acquired Assets (collectively, the “Registered Trademarks”) and of all material unregistered Trademarks included in the Acquired Assets. To the Knowledge of Seller, no Person is using any Trademarks in a manner that infringes Seller’s rights in the Trademarks included in the Acquired Assets. There are no limited use, concurrent use, co-existence or similar agreements with respect to any Trademarks included in the Acquired Assets.

(b)                                 Schedule 3.9(b) sets forth an accurate and complete list of all Internet domain names included in the Acquired Assets.

(c)                                  Schedule 3.9(c) sets forth an accurate and complete list of all registered copyrights and all pending applications for registration of copyrights included in the Acquired Assets (collectively, the “Registered Copyrights”).

(d)                                 Except as set forth on Schedule 3.9(d), neither Seller nor any Affiliate thereof owns any right with respect to any Patent that is material to the Business as currently conducted.

(e)                                  Schedule 3.9(e) sets forth an accurate and complete list of all social media accounts and registrations held in the name of Cracked.com or otherwise maintained by or on behalf of Seller on any third party website or service, the primary purpose of such account or registration being the engagement of end users of the Business (e.g., Facebook, Twitter). To the Knowledge of Seller, Seller’s (or any of its Affiliate’s) use of any such account or registration in connection with the Business as currently conducted by Seller or any Affiliate thereof does not violate any terms of use or other terms and conditions relating to such account or registration.

(f)                                   The Intellectual Property Registrations included in the Acquired Assets are subsisting and valid and enforceable in their respective jurisdictions of registration in accordance with the applicable Laws of such jurisdictions. The foregoing will not be construed as any representation that any Intellectual Property Registration included in the Acquired Assets will issue on any application therefor.  Seller has not taken any action or failed to take any action that reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property Registrations included in the Acquired Assets. Without limiting the generality of the foregoing, all filing, examination, issuance, and post registration fees associated with or required with respect to the Intellectual Property Registrations included in the Acquired Assets that were due prior to the Closing have been timely paid.

(g)                                  To the Knowledge of Seller, no Intellectual Property Registration included in the Acquired Assets is involved in any opposition, cancellation or similar proceeding, and no such proceeding is threatened in writing. Except as described on Schedule 3.9(g)(1), Seller has not (i) received notice of any lawsuit, threat or claim challenging its good and marketable exclusive title, free and clear of any Liens other than Permitted Liens, in and to any Intellectual Property included  in the Acquired Assets or Retained Intellectual Property or alleging (x) that any Intellectual Property right included in the Acquired Assets is invalid, unenforceable or misused or (y) that Seller or any Affiliate thereof has breached any Contract relating to Licensed IP or any Intellectual Property included in the Acquired Assets or the Retained Intellectual Property; or (ii) brought or threatened in writing to bring any action for or alleged in writing (x) any infringement or misappropriation of any Intellectual Property right included in the Acquired Assets, (y) in connection with the Business, the unenforceability, invalidity or misuse of Intellectual Property of any third party or (z) the breach of any Contract relating to the Licensed IP or the Intellectual Property included in the Acquired Assets or the Retained Intellectual Property. To the Knowledge of Seller, except as described on Schedule 3.9(g)(2), no Person is misappropriating, infringing, diluting or violating, in any material respect, any Intellectual Property right included in the Acquired Assets.

(h)                                 Seller has the right to use and otherwise exploit all Licensed IP as currently used or otherwise exploited by Seller or its Affiliates in the Business. Seller exclusively owns, free and clear of any Liens other than Permitted Liens, all right, title and interest in and to all of the Intellectual Property included in the Acquired Assets that is material to the Business. Seller owns or possesses all right, title and interest it requires in the Retained Intellectual Property to enter into, and grant all rights provided under, the Intellectual Property License, and Buyer’s exercise of its rights under the Intellectual Property License shall not violate or conflict with any rights granted to any third party by Seller or any Affiliate thereof with respect to any Retained Intellectual Property.  The consummation of the transactions contemplated hereunder will not require the consent of any Person in respect of the right of Buyer to own, use or hold for use any Intellectual Property included in the Acquired Assets as owned, used or held for use in the conduct of the Business as currently conducted.

(i)                                     All Persons who are or were employed or engaged and paid by Seller or any Affiliate thereof, whether as employees, contractors or otherwise, who have participated in the creation and/or development of any Intellectual Property (in each case in a manner sufficient to vest ownership of applicable Intellectual Property rights under applicable Law) included in the Acquired Assets and material to the Business (other than user generated content and rights licensed from third parties to Seller under Inbound License Agreements), either solely or jointly with others, have either (i) executed a written assignment of all of their right, title and interest in and to such Intellectual Property to Seller, free and clear of any Liens, or (ii) consented to the terms of use of the websites and applications operated by Seller or its Affiliates that grants Seller or its Affiliates the rights to use any content provided to or uploaded to such websites and applications.

(j)                                    Schedule 3.9(j) sets forth a complete and accurate list of all Contracts granting to Seller any right or license under or with respect to any Licensed IP (collectively, the “Inbound License Agreements”), except that Schedule 3.9(j) and the definition of “Inbound License Agreements” shall not include any Contract under which Excluded Software is licensed to Seller or any non-exclusive inbound licenses of third-party generally commercially available software (including when such third-party software is provided as an online service) that do not involve, and could not reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of $50,000 during any 12-month period. To the Knowledge of Seller, no loss or termination (excluding expiration pursuant to the terms of the Inbound License Agreement) of any rights with respect to any Licensed IP is pending or threatened in writing.

(k)                                 Except as set forth on Schedule 3.9(k), the Intellectual Property included in the Acquired Assets, the Retained Intellectual Property, the Licensed IP, any Intellectual Property included in the Excluded Assets, and the Excluded Software, together, constitute all the Intellectual Property rights material to the conduct of the Business as it is currently conducted.

(l)                                     Except as disclosed on Schedule 3.9(l)(1), to the Knowledge of Seller, the conduct of the Business, including the development, modification, publication, transmission, license, provision, distribution or other exploitation of Intellectual Property included in the Acquired Assets, has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property rights of any third party or constituted or constitute unfair competition or trade practices under any Law, except as would not be reasonably likely to have a Material Adverse Effect.  Except for take-down notices received by Seller or its Affiliates pursuant to 17 USC § 512 of the United States Code or similar Laws and except as disclosed on Schedule 3.9(l)(2), Seller has not received any notice or claim asserting that Seller or any Affiliate thereof has engaged in any such infringement, misappropriation, violation, dilution, unauthorized use or unfair competition or trade practices and, to Seller’s Knowledge, there is no basis for any such claim, except as would not be reasonably likely to have a Material Adverse Effect on the Business as currently conducted.

(m)                             Schedule 3.9(m) sets forth a complete and accurate list of all Contracts under which Seller or any Affiliate thereof grants to any third party any material right or license under or with respect to any Intellectual Property included in the Acquired Assets (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto.

(n)                                 No Intellectual Property included in the Acquired Assets or, to the Knowledge of Seller, any Licensed IP is subject to any outstanding Order restricting the use thereof by Seller or any Affiliate thereof, or, with respect to the Acquired Assets, the sale, transfer, assignment or licensing thereof by Seller or any Affiliate thereof to any Person.

(o)                                 Seller and its Subsidiaries have collected, stored, and used all User Data collected by Seller or any Subsidiary thereof via the Website and related mobile applications distributed or published by Seller or any Affiliate thereof in connection with the Business in material accordance with the terms of the privacy policy posted on the Website or made available in connection with such applications.  In respect of any such privacy policy that applies to the Website or mobile application included in the Acquired Assets (each, a “Privacy Policy”): (i) it has been posted at all times during which such User Data has been collected (including by means of a link) on the Website and/or made available in connection with such applications and (ii) it reflects or permits the Business’s actual practices with respect to such User Data. For purposes hereof, “User Data” means, with respect to end users of the Website and related mobile applications of the Business: (x) all data related to impression and click-through activity of such end users, including user identification, (y) all data that contains or can be associated with a Personal Element, and (z) all derivatives and aggregations of (x) and (y) that contains a Personal Element, including user profiles. “Personal Element” means a natural person’s last name, telephone number, email address, mailing address, or any other information, alone or in combination, that allows the identification of a natural person.

(p)                                 Seller has taken commercially reasonable steps and implemented reasonable security measures to protect the confidentiality and proprietary nature of any Trade Secrets included in the Acquired Assets. To Seller’s Knowledge, there have been no security breaches or other unauthorized access with respect to any Trade Secrets included in the Acquired Assets that are material to the Business.

(q)                                 No resources, facilities, services or funding of any Governmental Entity or educational institution was used in the development of any Intellectual Property included in the Acquired Assets.  To Seller’s Knowledge, no current or former employee, consultant or independent contractor of Seller or any Affiliate thereof who was involved in, or who contributed to, the creation or development of any Intellectual Property included in the Acquired Assets has performed services for or used the resources of any Governmental Entity or educational institution in the course of performing services for Seller or an Affiliate thereof.

(r)                                    To Seller’s Knowledge, Seller has taken commercially reasonable steps to protect the security of, and confidential information maintained by, the Website against any unauthorized use, access, interruption, modification or corruption, as the case may be.

The representations and warranties contained in this Section 3.9 constitute the sole representations and warranties of Seller relating to the subject matters addressed therein.

3.10                        Compliance with Laws.

(a)                                 In connection with its conduct of the Business or its ownership and use of the Purchased Assets, each of Seller and each Affiliate thereof has been and is in compliance with and has not been and is not in default under or in violation of any Law applicable to Seller, such Affiliate or the Business, except, in each case, for violations that are not material.

(b)                                 No Governmental Entity has issued any written notice, warning letter, regulatory letter, untitled letter, or other written communication or correspondence to Seller or any Affiliate thereof alleging that Seller or such Affiliate is or was in violation of any Law or Seller Permit in connection with its conduct of the Business, or alleging that Seller or such Affiliate was or is the subject of any pending or threatened administrative agency or government entity investigation, proceeding, review, or inquiry in connection with its conduct of the Business.

3.11                        Investigations; Litigation; Orders.  Except as disclosed on Schedule 3.11, there are no (a) investigations or proceedings pending (or, to the Knowledge of Seller, threatened in writing) by any Governmental Entity with respect to Seller or any Affiliate thereof relating to the Business or the Purchased Assets or (b) actions, suits or proceedings pending by or against (or, to the Knowledge of Seller, threatened in writing against) Seller or any Affiliate thereof relating to the Business or the Purchased Assets.  There are no Orders against Seller or any Affiliate thereof relating to the Business or the Purchased Assets.

3.12                        Regulatory Compliance.  To the Knowledge of Seller, neither Seller nor any of its Affiliates has, directly or indirectly, taken any action with respect to the Business or the Purchased Assets that would cause any of them to be in violation of any anti-corruption or anti-bribery Law that is applicable to the Business or the Purchased Assets (whether by virtue of jurisdiction of organization or conduct of business).  There is no action, proceeding or investigation pending or, to the Knowledge of Seller, threatened in writing with respect to Seller’s or any of its Affiliate’s conduct of the Business relating to any of the foregoing Laws.

3.13                        Taxes.  (a) Seller has timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it in connection with the Business or the Purchased Assets on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects; (b) all material Taxes or other charges levied, assessed or imposed upon or with respect to the Business or the Purchased Assets due and payable prior to the Closing Date have been duly and timely paid, other than any such Taxes as are being contested in good faith and for which adequate reserves have been provided on the Financial Information; (c) there are no audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of Taxes or Tax assessments of Seller for the Business or the Purchased Assets, nor has Seller received any notice of deficiency from any Taxing Authority; (d) no issues relating to Taxes with respect to the ownership, operation or management of the Business or the Purchased Assets were raised by the relevant Taxing Authority in any completed audit or examination that remains unresolved; (e) Seller has not waived any statute of limitations in respect of Taxes related to the Business or the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business or the Purchased Assets; (f) there are no Liens for Taxes on any of the Purchased Assets other than Permitted Liens; (g) no written claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction solely in connection with the ownership, operation or management of the Business or the Purchased Assets; and (h) none of the Purchased Assets are “United States real property interests” within the meaning of Section 897 of the Code.

3.14                        Labor Matters.

(a)                                 Schedule 3.14(a) sets forth a true and complete list of all employees on the Agreed List of Employees as of the date hereof, and includes each employee’s name, title, work location, status (e.g., full- or part-time or temporary, overtime classification (e.g., exempt or non-exempt)), date of commencement of employment, rate of base salary or hourly wage, target annual bonus opportunity, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work).  Each employee on the Agreed List of Employees is an “at-will” employee under applicable state Law.

(b)                                 Schedule 3.14(b) sets forth a true and complete list of all consultants currently providing services to the Business (“Consultants”). Seller has made available to Buyer true and complete copies of each services agreement with each Consultant.

(c)                                  Except as would not result in material liability to Buyer, with respect to employees on the Agreed List of Employees, Seller is and has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Except as would not result in liability to Buyer, there is, and since January 1, 2015, there has been, no unfair labor practice charge, employment discrimination charge, or other complaint against or affecting Seller in respect of the Business pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body including any state labor relations board or equal opportunity agency or any court or tribunal, nor has any written complaint pertaining to any such charge or complaint or potential charge or complaint been filed against Seller.  Except as set forth on Schedule 3.14(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) result in any payment becoming due (for severance, termination pay or otherwise) to any employees on the Agreed List of Employees or satisfy any prerequisite to any payment or benefit to any such employee, (ii) increase any benefits or give rise to any liability to any such employee under any Seller Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Seller Benefit Plan, or increase the amount of compensation or benefits due to any such employee or his or her beneficiaries.

(d)                                 Except as would not result in liability to Buyer, with respect to employees on the Agreed List of Employees, Seller has withheld all amounts required by Law to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  There are no pending claims against Seller for workers’ compensation, or short or long term disability, relating to employees of Seller who are employed in the Business.

(e)                                  Except for such matters that would not have a Material Adverse Effect, Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Seller relating to the Business and, to the Knowledge of Seller, no such investigation is in progress. Except for such matters that would not have a Material Adverse Effect, (i) there are no (and have not been during the two (2) year period preceding the date hereof) strikes or lockouts with respect to any employees of Seller engaged in the Business; (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller with respect to any employees engaged in the Business; and (iii) there is no slowdown or work stoppage in effect or, to the Knowledge of Seller, threatened in writing with respect to any employees engaged in the Business. Seller is not a party to any collective bargaining agreement or any other type of collective agreement with respect to any employees engaged in the Business. To the Knowledge of Seller, no union or other workers’ representative is currently engaged in any organizational activities or requests or elections for representation with respect to employees of Seller engaged in the Business.

(f)                                   Except as would not result in liability to Buyer, each individual who performs services for the Business and who is not treated by Seller as an employee under applicable Laws (including for Tax withholding purposes) is not an employee under applicable Laws (including for Tax withholding purposes) or for purposes of any Seller Benefit Plan.

The representations and warranties contained in this Section 3.14 constitute the sole representations and warranties of Seller relating to the subject matters addressed therein.

3.15                        Employee Benefit Plans.

(a)                                 Schedule 3.15(a) lists all Seller Benefit Plans. “Seller Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing cash or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Seller for the benefit of employees on the Agreed List of Employees, and all employment agreements or arrangements providing compensation, vacation, severance or other benefits to any employee on the Agreed List of Employees. True and complete copies or descriptions of each Seller Benefit Plan have been made available to Buyer.

(b)                                 Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, each Seller Benefit Plan has been maintained, operated and administered in compliance with its terms and with all applicable Laws.

(c)                                  None of the Seller Benefit Plans (i) is subject to Title IV of ERISA, (ii) provides for medical or life insurance benefits to retired or former employees of Seller or its ERISA Affiliates (other than as required under Code Section 4980B, or similar state law) or (iii) is a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or a “multiemployer plan” (as defined in Section 4001(a)(3) or ERISA).

(d)                                 Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, no material action, investigation, dispute, suit, claim, arbitration, or legal, administrative or other proceeding (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened in writing, with respect to any Seller Benefit Plan, its assets, trust, sponsor, administrator or fiduciary.

(e)                                  Except as would not result in liability to Buyer, each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) in which employees of Seller who are employed in the Business participate is and has been operated and administered in compliance with Section 409A of the Code in all material respects.

(f)                                   Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, neither Seller nor any of its Subsidiaries has any indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

(g)                                  The consummation of the transactions contemplated by this Agreement shall not be a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of assets” of Seller within the meaning of Section 280G of the Code.

The representations and warranties contained in this Section 3.15 constitute the sole representations and warranties of Seller relating to the subject matters addressed therein.

3.16                        Insurance.  Seller is insured in respect of the Business against such losses and risks and in such amounts as are customary in the industry in which the Business operates. None of Seller or any of its Affiliates is in material breach or default of any such insurance policies, and no written notice of cancellation or termination has been received with respect to any such policy.

3.17                        Brokerage Fees.  There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of Seller or an Affiliate thereof.

3.18                        Powers of Attorney.  There are no Persons holding a power of attorney on behalf of Seller that would enable such Persons to sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets.

3.19                        Conflicting Interests.  Except as disclosed on Schedule 3.19, no director or officer of Seller or a Subsidiary thereof has any financial interest in any Purchased Asset or any material financial interest in any supplier, advertiser or customer of the Business.  Schedule 3.19 contains a true and accurate list of each Assumed Agreement between Seller or a Subsidiary thereof and any director or officer of Seller or a Subsidiary thereof.

3.20                        Revenue Sources.  Schedule 3.20 lists, with respect to the Business, the fifteen (15) largest Revenue Sources (determined based on the total gross revenue attributable to each such Revenue Source) during the year ended December 31, 2015, and during the two-month period ended February 29, 2016, and states the approximate total gross revenue attributable to each such Revenue Source during each such period.  Seller has not received written or, to Seller’s Knowledge, oral notice of termination or of an intention to terminate or materially and adversely alter the relationship with the Business from any Revenue Source listed in Schedule 3.20.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1                               Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

4.2                               Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement and the other Transaction Documents each constitutes the valid and binding agreement of Seller and the other parties thereto, this Agreement and each of the other Transaction Documents to which Buyer is a party constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except to the  extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b)                                 No authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement, or any other Transaction Document to which Buyer is a party, by Buyer and for the consummation by Buyer of the transactions contemplated hereby or thereby.

(c)                                  None of the execution, delivery or performance of this Agreement, or the other Transaction Documents to which Buyer is a party, by Buyer, the consummation by Buyer of the transactions contemplated hereby or thereby or compliance by Buyer with any of the provisions of this Agreement or the other Transaction Documents to which Buyer is a party will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Buyer or any other Contract of Buyer, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Affiliates or any of their respective properties or assets.

4.3                               Litigation.  There is no action, suit, claim, arbitration, mediation or proceeding pending or, to the knowledge of Buyer or any of its Affiliates, threatened in writing against Buyer or any Affiliate thereof, that challenges the transactions contemplated by this Agreement or any of the Transaction Documents.  As of the date hereof, neither Buyer nor any of its Affiliates nor any of their respective properties is or are subject to any Order which could reasonably be expected to prevent, materially impede or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

4.4                               Brokerage Fees.  There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof.

4.5                               Available Funds.  Buyer has all funds necessary to fund the Purchase Price at Closing.

ARTICLE V
CONDITIONS TO CLOSING

5.1                               Conditions Precedent to Buyer’s Obligations.  The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):

(a)                                 The representations and warranties of Seller contained herein (i) that are not qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all material respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified and (ii) that are qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all respects as of the date specified; and Buyer shall have received a certificate of an officer of Seller dated the Closing Date, certifying that this condition has been satisfied.

(b)                                 Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Seller at or before the Closing, and Buyer shall have received a certificate of an officer of Seller dated the Closing Date, certifying that this condition has been satisfied.

(c)                                  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any suit, action or proceeding have been instituted and remain pending, or have been threatened in writing and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby, and there shall be no Order in effect preventing the consummation of the transactions contemplated hereby.

(d)                                 Seller shall have received all of those Consents listed on Schedule 5.1(d), and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)                                  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)                                   All Liens pertaining to the Purchased Assets, except Permitted Liens, shall be released of record (and Seller shall have delivered to Buyer written evidence thereof).

(g)                                  Seller shall have delivered to Buyer duly executed counterparts of the Transaction Documents to which it is a party and such other documents and deliveries as set forth in Section 2.8.

5.2                               Conditions Precedent to Seller’s Obligations.  The obligations of Seller to effect the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a)                                 The representations and warranties of Buyer contained herein (i) that are not qualified as to materiality shall be accurate, true and correct in all material respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified and (ii) that are qualified as to materiality shall be accurate, true and correct in all respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all respects as of the date specified; and Seller shall have received a certificate of an officer of Buyer dated the Closing Date, certifying that this condition has been satisfied.

(b)                                 Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing; and Seller shall have received a certificate of an officer of Buyer dated the Closing Date, certifying that this condition has been satisfied.

(c)                                  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any suit, action or proceeding have been instituted and remain pending, or have been threatened in writing and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby, and there shall be no Order in effect preventing the consummation of the transactions contemplated hereby.

(d)                                 Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts of the Transaction Documents to which Buyer is a party and such other documents and deliveries as set forth in Section 2.9.

ARTICLE VI
CERTAIN COVENANTS

6.1                               Conduct of Business.

(a)                                 From and after the date hereof and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article IX (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Buyer or (iii) as expressly permitted by this Agreement or the other Transaction Documents, Seller shall (A) conduct the Business in all material respects in the ordinary course consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact the Business’s rights and franchises, goodwill and advantageous business relationships and to retain the services of the Business’s key employees, and (C) take no action that is intended to or that would reasonably be expected to materially and adversely affect or materially delay the consummation of the transactions contemplated hereby and the other Transaction Documents.

(b)                                 Without limiting Section 6.1(a), except as set forth on Schedule 6.1(b), Seller agrees with Buyer that from the date of this Agreement until the earlier of (x) the Termination Date and (y) the Closing, except as otherwise expressly permitted by this Agreement, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)                                     except in the ordinary course of business consistent with past practice, enter into any Contract that if entered into prior to the date hereof would be a Material Contract, or renew, extend, materially amend or terminate any Assumed Agreement;

(ii)                                  except to the extent required by Law or by any Seller Benefit Plan or Contract in existence as of the date hereof (A) grant any bonuses or increase the compensation or benefits of any of the Agreed List of Employees or alter any such employee’s reporting or title; (B) pay any pension, severance or retirement benefits to any of the Agreed List of Employees not required by any existing plan or agreement; or (C) adopt, enter into, materially modify or terminate any material compensation or benefit plan, program, policy, arrangement or agreement with any of the Agreed List of Employees;

(iii)                               waive, release, assign, settle or compromise any material claim, action or proceeding in respect of the Business or the Purchased Assets, other than in the ordinary course of business consistent with past practice;

(iv)                              take any action that is intended to result in any of the conditions to the Closing set forth in Article V not being satisfied or materially delaying the satisfaction of such conditions;

(v)                                 make any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person, or make any loan, advance, capital contribution to, or investment in, any other Person, in each case that relates to, or following such transaction, would constitute part of, the Business, except in the ordinary course of business consistent with past practice;

(vi)                              dispose of, or create any Lien other than Permitted Liens on, any Purchased Assets or grant any license or sublicense of any material rights under or with respect to any Intellectual Property included in the Purchased Assets, except in the ordinary course of business and consistent with past practice;

(vii)                           make any Tax election, settle or compromise any Tax liability or refund, amend any Tax Return, enter into any closing agreement relating to any Tax, or consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, in each case to the extent such action would reasonably be expected to have a material adverse impact on the ownership, operation or management of the Business or the Purchased Assets; and

(viii)                        agree to take, make any commitment to take, or adopt any resolutions of the Seller’s board of directors in support of, any of the actions prohibited by this Section 6.1(b).

6.2                               Investigation.

(a)                                 From the date hereof until the earlier of the Closing and the Termination Date and subject to the requirements and prohibitions of applicable Laws, Seller shall (i) provide to Buyer and its authorized Representatives reasonable access during normal business hours to the offices, properties, books and records of Seller, Contracts and other documents and data, in each case, related to the Business and in Seller’s or its Affiliate’s possession; and (ii) furnish to Buyer and its authorized Representatives such financial and operating data and other information regarding the Business as such

Persons may reasonably request. Any investigation pursuant to this Section 6.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

(b)                                 Buyer hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the confidentiality obligations set forth in Section 6.3.

6.3                               Confidentiality.  The Parties understand and agree that information disclosed by any party to another party under this Agreement is subject to the terms and conditions of that certain Mutual Non-Disclosure Agreement entered into between Buyer and Seller, dated September 17, 2015 (the “NDA”).  Notwithstanding anything to the contrary contained in the NDA, Buyer’s obligations under the NDA in respect of Trade Secrets or other information included in the Purchased Assets or relating to the Business shall terminate upon the Closing.  From and after the Closing, Seller agrees to, and shall direct its Affiliates to (and shall use commercially reasonable efforts to cause its or their respective Representatives to): (i) treat and hold as confidential any and all information, whether written or oral, relating to the Purchased Assets or the Business, (ii) in the event that Seller or any Affiliate thereof is requested or required to disclose any such information by Law, provide Buyer with prompt written notice of such request or requirement (to the extent legally permitted) so that Buyer may seek a protective order or other remedy at Buyer’s sole cost and expense or waive compliance with this Section 6.3, and (iii) in the event that such protective order or other remedy is not obtained or sought, furnish only that portion of such information that Seller is advised by its counsel is legally required or advisable to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that Seller can show is generally available to and known by the public through no breach of this Section 6.3 by Seller, any of its Affiliates or their respective Representatives.  If this Agreement is, for any reason, terminated prior to the Closing, the NDA shall nonetheless continue in full force and effect in accordance with its terms.  Notwithstanding the foregoing or any other agreement or other provision hereof to the contrary, at no time shall any information regarding the tax structure or tax treatment of this or any related transaction be treated as confidential.  The obligations in this Section 6.3 shall survive for a period of two (2) years from the date hereof; provided, however, that with respect to Trade Secrets, such obligations shall survive for as long as such Trade Secrets shall be eligible for trade secret protection under applicable Law.

6.4                               Notification of Certain Matters.  From the date hereof until the earlier of the Closing and the Termination Date, the Parties shall give prompt notice to each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party which relate to the transactions contemplated hereby; and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Closing set forth in Article V not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that, other than as set forth in Section 6.8, the delivery of any notice pursuant to this Section 6.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

6.5                               Public Announcements.  Seller and Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

6.6                               Financial Information.  Within sixty (60) days of the Closing Date, Seller shall provide to Buyer unaudited financial information relating to the Business in a form substantially similar to and prepared in a consistent manner with the Financial Information, except that it shall be dated as of the Closing Date.

6.7                               Closing Conditions; Further Action.

(a)                                 Each of Buyer and Seller shall use its commercially reasonable efforts to cause all conditions to its and the other Party’s obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement and the other Transaction Documents to which it is a party, to the end that the transactions contemplated herein shall be effected substantially in accordance with its terms as soon as reasonably practicable.

(b)                                 Following the Closing, the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of, and consummate and make effective the transactions contemplated by, this Agreement.

6.8                               Supplement to Disclosure Schedules.  From time to time prior to the Closing, Seller shall have the right to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising after the date hereof (each a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 5.1 have been satisfied; provided, however, that if Buyer (a) has the right to, but does not elect to, terminate this Agreement pursuant to Section 9.1(a), or (b) elects to close the transactions contemplated by this Agreement, notwithstanding the fact that one or more conditions set forth in Section 5.1 has not been satisfied, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.2 with respect to such matter.

6.9                               Consents.  Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts (except as otherwise set forth in the last sentence of this Section 6.9) to obtain all Consents required to be obtained by it in connection with the transactions contemplated by this Agreement.  The Parties shall, and shall cause their respective Affiliates to, provide reasonable assistance to the other Parties in obtaining such Consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such third parties.  The Parties acknowledge and agree that no party shall have any obligation to pay money or give any guarantee or other consideration in connection with obtaining such Consents.  Without limiting this Section 6.9, Seller shall use commercially reasonable efforts to promptly obtain and deliver to Buyer prior to or at the Closing each Consent set forth in Schedule 5.1(d).

6.10                        No Additional Representations; Non-Reliance.  Buyer acknowledges that it and its Representatives have been permitted full and complete access to the office, properties, books and records, Contracts and other documents and data related to the Business that Buyer and its

Representatives have requested to review, and that Buyer and its Representatives have had a full opportunity to meet with officers and employees of Seller to discuss the Business, the Purchased Assets and the Assumed Liabilities.  Buyer acknowledges that, except as expressly set forth in Article III (as qualified by the Disclosure Schedules), none of Seller, any Affiliate of Seller, or any other Person has made or makes any representation or warranty, expressed or implied, either written or oral, regarding the Business, the Purchased Assets, the Assumed Liabilities or the accuracy or completeness of any information furnished or made available to Buyer and its Representatives and none of Seller, any Subsidiary or Affiliate of Seller or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives, or Buyer’s use of, any information, documents or material made available to Buyer and its Representatives in certain virtual or physical “data rooms,” visits to any offices, or in any other form in expectation of the transactions contemplated by this Agreement.  Except for the representations and warranties contained in Article III (as qualified by the Disclosure Schedules), Buyer has not relied on any representation or warranty from Seller, any Affiliate of Seller or any other Person with respect to the Purchased Assets or any aspect of the Business, or the accuracy and/or the completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the Business made available to Buyer and its Representatives in determining whether to enter into this Agreement.

ARTICLE VII
ADDITIONAL COVENANTS

7.1                               Employee Matters.

(a)                                 Seller shall terminate, as of 11:59 p.m. (Pacific Time) on the Closing Date, all employees on the Agreed List of Employees who are actively at work on the Closing Date. Seller shall bear any and all obligations and liability under the WARN Act resulting from (i) employment losses as a result of any action by Seller prior to the Closing Date or, pursuant to this Section 7.1(a), on the Closing Date or (ii) following the Closing Date with respect to any employee of the Business who does not become a Transferred Employee other than due to any breach by Buyer of its obligations under Section 7.1(f) below (and Buyer shall be solely responsible for any obligation or liability for severance pay or notice pay arising under the WARN Act resulting directly and solely from any breach by Buyer of such obligation).

(b)                                 At or prior to the Closing, Buyer shall make written offers of employment to the Agreed List of Employees and an offer of internship to the individual set forth on Schedule 7.1(b). All such employees on the Agreed List of Employees who become employed by Buyer in accordance with this Agreement after the Closing Date are hereinafter referred to as the “Transferred Employees.” Employment with Buyer of Transferred Employees shall commence immediately after the Closing Date unless otherwise agreed by Buyer and a Transferred Employee, and except that employment of individuals on short-term disability leave, maternity leave, military leave or other approved leaves of absence on the Closing Date (“Leave Employees”), except as otherwise provided by Law, shall become effective as of the date they first thereafter present themselves for active work with Buyer; provided, however, that Buyer, except to the extent otherwise required by Law, shall have no obligation to hire Leave Employees unless such individuals first thereafter present themselves for active work with Buyer within six (6) months following the Closing Date. For purposes hereof, Leave Employees who accept an offer of employment from Buyer shall be deemed to be Transferred Employees as of the date they accept employment with Buyer.

(c)                                  To the extent permitted by Law, Seller and Buyer shall provide each other with access to information necessary in order to carry out the provisions of this Section 7.1, including, without limitation, making available information regarding base wages, compensation and bonus and benefit entitlements of the employees on the Agreed List of Employees during their employment with Seller as of the date of this Agreement.

(d)                                 Effective as of the Closing Date or the payroll period ending immediately after the Closing Date, Seller shall have contributed to Seller’s 401(k) plan all matching or other employer contributions, if any, with respect to the Transferred Employees’ employment service rendered on or prior to the Closing Date (irrespective of any end-of-year service requirements otherwise applicable to such contributions).  Following the Closing Date, Seller shall take all actions necessary or appropriate to ensure that under the terms of its 401(k) plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of the Closing.  Buyer shall take the necessary action to cause a 401(k) plan maintained by Buyer to be available for Transferred Employees to participate in on the first Business Day after the Closing Date (or as soon as administratively possible thereafter).  In addition, Buyer shall permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make rollover contributions of “eligible rollover distributions” (including any outstanding loan balances) into Buyer’s 401(k) plan the first Business Day after the Closing Date (or as soon as administratively possible thereafter), subject to compliance with applicable Law and subject to the reasonable requirements of Buyer’s 401(k) plan.  Such rollovers by the Transferred Employees may be the total account balance of the Transferred Employee, or a portion thereof; provided, however, that with respect to a Transferred Employee’s account for which an outstanding loan (promissory note) will be transferred to Buyer’s 401(k) plan, the total account balance shall be transferred.  Further, only Transferred Employee’s rollovers of cash and outstanding loans may be transferred to Buyer’s 401(k) plan; and, provided, further, that with respect to any loan balance transferred, subject to applicable Law and any required consent of individuals, any such loans may be reamoritzed to reflect any differences in payroll periods.

(e)                                  Effective as of 11:59 p.m. (Pacific Time) on the Closing Date, the Transferred Employees shall have no further rights to participate in any Seller Benefit Plans as active employees.  Seller will permit each Transferred Employee (and his or her eligible dependents) who has medical, dental, and/or vision insurance under a Seller Benefit Plan as of the Closing Date to elect to receive COBRA coverage under the applicable Seller Benefit Plan, to begin on May 1, 2016.  Buyer shall pay the full premiums associated with such COBRA coverage through June 30, 2016, and shall remit such payments directly to the applicable COBRA administrative agent on behalf of the applicable Transferred Employee (and his or her eligible dependents).  In addition, if a Transferred Employee experiences a “qualifying event” (as defined in COBRA) while receiving such COBRA coverage, Buyer shall reimburse Seller for the total cost of administrating any such COBRA coverage for the period during which a Transferred Employee remains on such COBRA coverage following the Transferred Employee’s “qualifying event.”  Payment of such reimbursed costs shall be made by Buyer to Seller within thirty (30) days of Buyer’s receipt of Seller’s notice of such costs.

(f)                                   For the remainder of 2016 following the Closing Date, Buyer shall provide each Transferred Employee with (i) a title that is commensurate with a level of responsibilities and duties that is substantially similar to the individual’s position at Seller immediately prior to the Closing Date after evaluating against titles for roles with similar responsibilities and duties with Buyer; (ii) salary and cash-only bonus (including similar variable cash compensation arrangements such as sales incentive plans or management by objective plans for Transferred Employees who perform advertising sales services for the Business as conducted by Seller (“Sales Personnel”)) substantially similar to those provided by Seller immediately prior to the Closing Date; and (iii) a level of health, welfare and retirement benefits which, in the aggregate, are no less favorable than those provided to similarly situated employees of

Buyer immediately prior to the Closing Date.   Notwithstanding anything to the contrary contained herein, Buyer agrees that (x) with respect to the bonus-eligible Transferred Employees who are not Sales Personnel and who are awarded a bonus for 2016 by Buyer, Buyer shall pay any such bonus in a manner that reflects such employee’s pre-Closing calendar year 2016 service in the Business and (y) with respect to the Transferred Employees who were Sales Personnel, Buyer shall pay any such bonus earned in a manner that reflects such employee’s service in the Business from and after April 1, 2016.

(g)                                  Subject to its obligations set forth in this Section 7.1, Buyer shall permit the Agreed List of Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees of Buyer are generally eligible to participate, with eligibility effective immediately upon the first Business Day after the Closing Date (and without exclusion from coverage on account of any pre-existing condition except to the extent such persons were subject to such pre-existing condition limitations under a corresponding Seller Benefit Plan), with service with the Business (and any predecessors of the Business) deemed service with Buyer under each of such plans for purposes of eligibility, waiting periods, vesting periods (but not benefit accrual) based on length of service, calculation of Paid Time Off (“PTO”) and severance benefits, if applicable.

(h)                                 Subject to Section 7.1(e) above, Buyer shall be responsible for providing coverage under COBRA to Transferred Employees (and their eligible dependents) who incur a “qualifying event” (as defined in COBRA) after the Closing Date.  Seller shall be responsible for providing coverage under COBRA and any similar state Law (in each case, as applicable) to any employee on the Agreed List of Employees who does not become a Transferred Employee (and his or her eligible dependents), other than due to any breach by Buyer of its obligations under Section 7.1(f) above (and Buyer shall provide such coverage to any such employee(s) who experience a “qualifying event” resulting directly and solely from any breach by Buyer of such obligations).

(i)                                     Buyer shall enroll each employee on the Agreed List of Employees in its PTO plan upon employment and shall calculate the benefits under such plan for each such Person, taking into account all periods of service with the Business through the Closing Date.  Seller will convert to cash and pay to each such employee on the Agreed List of Employees all unpaid, accrued, carried, owed, or unused vacation pay, time or balances through the Closing Date.  On or before the Closing Date, Seller shall cause all unvested restricted stock units for common stock of Seller held by each employee on the Agreed List of Employees to be accelerated and vest contingent upon such employee’s timely delivering a separation and general release agreement and not revoking such agreement during any statutorily required revocation period.

(j)                                    The Parties expressly acknowledge and agree that nothing contained in this Section 7.1 or any other provision of this Agreement, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement of Seller or Buyer, (ii) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time established, sponsored or maintained by Buyer or any of its Affiliates, (iii) create any third-party beneficiary rights or obligations in any Person (including any employee on the Agreed List of Employees) other than the parties to this Agreement, or create a contract between Buyer or any of its Affiliates on the one hand and any Person listed on the Agreed List of Employees on the other hand, and no employee on the Agreed List of Employees may rely on this Agreement as the basis for any breach of contract claim against Buyer, (iv) be deemed or construed to require Buyer or any of its Affiliates (including the Business after the Closing Date) to continue to employ any particular employee for any period after the Closing Date, or (v) be deemed or construed to limit the right of Buyer or any of its Affiliates after the Closing Date to terminate the employment of any employee on the Agreed List of Employees during any period after the Closing Date or confer on any Person any right to employment or continued employment or to a particular term or condition of employment with Buyer or any of its Affiliates after the Closing Date.

(k)                                 For purposes of payroll taxes with respect to the Transferred Employees, Seller and Buyer shall report on a predecessor/successor basis as set forth under the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320.  Seller is responsible for satisfying the applicable tax filings and tax withholding obligations with respect to the employees on the Agreed List of Employees solely for purposes of federal and state income tax Laws, and employment and payroll tax Laws, on or prior to the Closing Date, and Buyer shall be responsible for satisfying such applicable tax filing and tax withholding obligations with respect to the Transferred Employees after the Closing Date.

7.2                               Books and Records: Access.  Seller agrees to deliver, or cause to be delivered, to Buyer as soon as reasonably practicable after the Closing, copies of all Books and Records; provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies delivered to Buyer. After the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books, records and other data pertain, Seller will permit Buyer and its duly authorized Representatives access, during normal business hours and upon reasonable notice, to, all Contracts, books, records and other data of Seller or its Subsidiaries to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities (to the extent that such Contracts, books, records and data were not previously delivered to Buyer); provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies to which such access is permitted.  In addition, Seller agrees that, after the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books and records pertain, Buyer or its authorized Representatives may, at Buyer’s cost and expense, make copies of Seller’s or its Subsidiaries’ books and records (excluding redacted portions thereof) to the extent related to the Business, the Purchased Assets or the Assumed Liabilities and to the extent that such books and records were not delivered to Buyer.

7.3                               Payments from Third Parties.  In the event that, after the Closing Date, either Buyer or Seller shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such funds shall promptly forward such funds to the proper party. The Parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement.

7.4                               Further Assurances.  Each of Buyer and Seller shall execute and deliver during the Transfer Period such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby or under the other Transaction Documents or to evidence such events or matters, including (i) transferring to Buyer any Purchased Asset that was not transferred to Buyer on the Closing Date and any asset, right, benefit or other property that is not a Purchased Asset but that the Parties mutually agree to transfer to Buyer and (ii) transferring back to Seller any asset, right, benefit or other property which is not a Purchased Asset but was transferred to Buyer at Closing.

7.5                               Tax Matters.

(a)                                 Seller shall timely file, or cause to be timely filed, all Tax Returns related to the Business or the Purchased Assets required to be filed by Seller with respect to all Pre-Closing Tax Periods and shall, subject to Section 2.6, pay all Taxes shown as due on such Tax Returns.

(b)                                 Seller shall not have the right to file any amended Tax Return with regard to the Business or the Purchased Assets for any Pre-Closing Tax Period if such amendment would result in increased Taxes to Buyer, unless Buyer consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall not have the right to file any amended Tax Return with regard to the Business or the Purchased Assets for any Pre-Closing Tax Period, unless Seller consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  With respect to Tax refunds:

(i)                                     Seller shall be entitled to any refunds or credits (including interest paid therewith) received in respect of any Tax liability with regard to the Business or the Purchased Assets, in each case (A) in respect of any Pre-Closing Tax Period (provided that Seller shall not be entitled to any such refund or credit (including interest paid therewith) to the extent Buyer pays the Tax for which such refund or credit is owed) or (B) to the extent Seller pays the Tax for which such refund or credit is owed.

(ii)                                  Except as provided in Section 7.5(c)(i), Buyer shall be entitled to any refunds or credits (including interest paid therewith) in respect of any Tax liability with regard to the Business or the Purchased Assets.

(iii)                               Notwithstanding anything to the contrary herein, if a Taxing Authority subsequently disallows any item or refund with respect to which a Party has received payment from the other Party pursuant to this Section 7.5(c), such recipient Party shall promptly pay (or cause to be paid) to the other Party the full amount of such item or refund (including any interest paid therewith).

(d)                                 For purposes of this Agreement, the amount of any Taxes based on or measured by income or receipts of Seller and its Affiliates in respect of a Straddle Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the relevant entity as of the close of business on the Closing Date (and for such purpose, the taxable period of any relevant partnership or other pass-through entity in which Seller holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Taxes of Seller for a Straddle Period which relate to the Pre-Closing Tax Period (such as property Taxes) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period.

(e)                                  Notwithstanding anything in this Agreement to the contrary, Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to withhold and deduct from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold therefrom under the Code or any provision of state, local, or foreign Tax Law; provided, however, that (i) Buyer shall give Seller a written notice specifying the reason for such deduction or withholding, which notice shall be given at least a commercially reasonable period of time before such deduction or withholding is required to allow Seller to obtain reduction of or relief from such deduction or withholding, and (ii) Buyer shall cooperate with Seller to the extent reasonable in efforts to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are deducted or withheld in accordance with this Section 7.5(e) and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(f)                                   To the maximum extent possible, Seller shall deliver the Purchased Assets to Buyer only in a manner which shall not result in the imposition of sales or use tax such as by transferring the Purchased Assets pursuant to a procedure set forth in California State Board of Equalization’s Regulation 1502(f)(l)(D) or any applicable Law that is similar in nature. Seller shall, to the maximum extent possible, deliver the Purchased Assets by means of electronic transmission, such as by electronic mail or file transfer protocol. Seller further agrees that it will not deliver any intangible assets that are Purchased Assets to Buyer in tangible form such as compact disks or the like. Buyer agrees to accept delivery of all Purchased Assets in the manner set forth in this Section 7.5(f).

(g)                                  The Parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets or the Allocation.

(h)                                 Seller shall deliver to Buyer on the Closing Date a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying Seller’s non-foreign status.

7.6                               Covenant Not to Compete.  Seller agrees that for a period of three (3) years from the Closing Date, Seller shall not, and shall cause its Affiliates (excluding any stockholders of Seller and/or members of Seller’s board of directors) not to, directly or indirectly, (i) engage in, or manage, operate, control or acquire any ownership interest in any Person that engages in, the business and operation of a content website and associated mobile applications or web-based applications that primarily consist of an online video platform comprised of comedy-driven text, articles, videos, blogs or similar comedic-driven journalistic material (the “Restricted Field”), on a worldwide basis, so long as Buyer continues to carry out the Business or (ii) cause, induce or encourage any material actual or prospective advertiser, customer, supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship; provided, however, that it shall not be a violation of this Section 7.6 for Seller or any of its Affiliates (a) to own, directly or indirectly, solely as an investment, securities of any Person if Seller or any of its Affiliates (A) is not a controlling Person or a member of a group that controls such Person and (B) does not, directly or indirectly, own more than 7.5% of the voting securities of such Person; (b) to, directly or indirectly, manage, operate, control or own any interest in any Person, if the portion of such Person’s business that is in the Restricted Field makes up less than 15% of such Person’s gross revenues; (c) to continue to manage, operate, control or own any of its current businesses (other than the Business) in substantially the same manner as currently conducted or planned to be conducted; or (d) to provide services pursuant to the Transition Services Agreement; provided that for purposes of Sections 7.6(a) and 7.6(b), Seller shall not actively assist such Persons in the development of a new business in the Restricted Field. Seller acknowledges that the restrictions contained in this Section 7.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

7.7                               Non-Solicitation.  For a period of two (2) years following the Closing Date, (i) Seller will not, and will cause all of its Affiliates and their respective officers and directors not to, and shall not authorize or permit its Representatives to, directly or indirectly, hire, retain, employ or solicit to employ any of the employees of Buyer (including, for this purpose, the persons on the Agreed List of Employees) active in the Business on or after the Closing Date, and (ii) Buyer will not, and will cause all of its Affiliates and their respective officers and directors not to, and shall not authorize or permit its

Representatives to, directly or indirectly, hire, retain, employ or solicit to employ any of the employees of Seller listed on Schedule 7.7; provided, however, that this provision shall not apply to (a) general solicitations of employment not specifically directed towards employees of the other party and its Affiliates or (b) any such individual whose employment relationship is terminated by Buyer or Seller or any of its respective Affiliates following the Closing (including, for this purpose, any of the persons on the Agreed List of Employees who are not hired by Buyer).

ARTICLE VIII
INDEMNIFICATION

8.1                               Survival of Representations and Warranties.  All representations and warranties made by any party to this Agreement pursuant hereto shall survive the Closing for a period of fifteen (15) months from the Closing Date; provided, however, (a) the representations and warranties of Seller made in Sections 3.1, 3.2, 3.3, and 3.13 and of Buyer made in Sections 4.1 and 4.2 shall survive until sixty (60) days after the expiration of the applicable statute of limitations and (b) the applicable survival period will be extended indefinitely in any case of fraud (which will be interpreted to include the element of scienter). The expiration of any representation or warranty shall not affect any claim made in writing prior to the date of such expiration and, absent fraud (which will be interpreted to include the element of scienter) neither Seller nor Buyer shall have any liability with respect to any representation or warranty after it shall have expired as to which no claim was made in writing prior to such expiration.  Each covenant and other agreement shall survive the Closing for the period expressly contemplated by its terms.

8.2                               Indemnification by Seller.  Subject to the limitations and other terms set forth in this Article VIII, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, and their respective directors, officers, employees, agents, stockholders, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, obligations, demands, Taxes, liabilities, penalties, fines, judgments, awards, sums required to be repaid, claims, damages, settlement payments, actions or causes of action, Liens, interest, costs and expenses (including reasonable attorneys’ fees and expenses) but excluding any consequential, incidental or indirect damages, special or punitive damages (other than in the case where such Losses are actually paid as a result of a third party claim) (collectively “Losses”), whether or not involving a third-party claim, arising out of or resulting from:

(a)                                 any inaccuracy in or breach of any representation or warranty of Seller contained in Article III of this Agreement;

(b)                                 any breach of any covenant of Seller contained in this Agreement; or

(c)                                  any Excluded Liabilities.

8.3                               Indemnification by Buyer.  Subject to the limitations and other terms set forth in this Article VIII, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, agents, stockholders, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, arising out of or resulting from:

(a)                                 any inaccuracy in or breach of any representation or warranty of Buyer contained in Article IV of this Agreement;

(b)                                 any breach of any covenant of Buyer contained in this Agreement; or

(c)                                  any Assumed Liabilities.

8.4                               Procedures for Indemnification.

(a)                                 Promptly after receipt by a Buyer Indemnified Party or Seller Indemnified Party, as applicable (the “Indemnified Party”), of written notice of the assertion or the commencement of any claim or other litigation by a third party with respect to any matter referred to in Sections 8.2(a), 8.2(b) or 8.2(c), or 8.3(a), 8.3(b) or 8.3(c), the Indemnified Party shall give written notice thereof to Seller or Buyer, as applicable (the “Indemnifying Party”), which notice shall include a description of the claim or litigation and the estimated amount of Losses asserted in connection therewith (to the extent known and quantifiable) and the basis for the claim or litigation, and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto; provided, however, that failure of the Indemnified Party to give such notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b)                                 The Indemnifying Party shall be entitled to participate in the defense of such claim or litigation giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at its option (subject to the limitations set forth below), to be exercised by giving written notice to the Indemnified Party, shall be entitled to assume the defense thereof at the Indemnifying Party’s expense by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, however, that:

(i)                                     the Indemnified Party shall be entitled to participate in the defense of such claim or litigation and to employ counsel of its choice for such purpose, so long as the fees and expenses of such separate counsel are borne by the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable documented and out-of-pocket fees and expenses of counsel to the Indemnified Party;

(ii)                                  the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable documented and out-of-pocket fees and expenses of counsel retained by the Indemnified Parties if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment; or (B) the claim seeks an injunction or equitable relief against an Indemnified Party;

(iii)                               at any time during the pendency of such claim or any litigation or other proceeding relating thereto, the Indemnified Party may assume control of the defense and settlement of such claim upon prior written notice to the Indemnifying Party if the Indemnifying Party fails to diligently defend such claim; and

(iv)                              if the Indemnifying Party assumes control of the defense of any such claim or litigation, the Indemnified Party shall agree to any settlement, compromise or discharge of such claim or litigation that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such claim or litigation and does not impose any financial or other material obligations or material restrictions on the Indemnified Party in any manner; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or litigation or ceasing to defend such claim or litigation if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities with respect to such claim or litigation, with prejudice.

(c)                                  In order for any Indemnified Party to be entitled to any indemnification pursuant to this Article VIII for a Loss that does not result from any claim or other litigation by a third party, the Indemnified Party shall notify the Indemnifying Party in writing within ten (10) Business Days of such Indemnifying Party becoming aware of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim, during which thirty (30) day period the Indemnified Party shall give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any Representative of such Indemnified Party, including outside legal counsel, accountants and financial advisors of the Indemnified Party related thereto. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute for a period of thirty (30) days. If after the conclusion of such thirty (30) day period the dispute has not been resolved, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                                 The procedures for providing the Escrow Agent notice of any claims against the Holdback Amount by the Indemnified Parties, the resolution of any disputes in connection with the Holdback Amount, and the release of any portion of the Holdback Amount to Seller or the Buyer Indemnified Parties shall be addressed in the Escrow Agreement.

8.5                               Limitations on Indemnification.

(a)                                 Except with respect to Losses relating to breaches of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.13, 4.1, 4.2, and 4.5 or claims pursuant to Sections 8.2(b) or 8.2(c) or 8.3(b) or 8.3(c), Seller shall have no obligation to indemnify the Buyer Indemnified Parties against Losses pursuant to Section 8.2, and Buyer shall have no obligation to indemnify the Seller Indemnified Parties against Losses pursuant to Section 8.3, unless and until the aggregate of all such Losses suffered or incurred by Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for which indemnification is sought exceeds $300,000 (the “Basket Amount”) (in which event the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification for the full amount including the Basket Amount, subject to the other limitations set forth in this Article VIII).

(b)                                 Notwithstanding anything to the contrary herein, Seller shall be obligated to indemnify the Buyer Indemnified Parties against Losses under Section 8.2 only up to the Holdback Amount (less any fees deducted by the Escrow Agent from the Holdback Amount pursuant to the terms of the Escrow Agreement), other than Losses based on a breach of the representations and warranties made in Sections 3.1, 3.2, 3.3 and 3.13, or Losses under Section 8.2(b) or 8.2(c), all of which Losses in the aggregate shall be capped at the Purchase Price (which, for the avoidance of doubt, is inclusive of the Holdback Amount), and in any case of fraud (which will be interpreted to include the element of scienter), Losses resulting therefrom shall not be capped.

(c)                                  Notwithstanding any provision herein to the contrary, if Seller is obligated to indemnify or reimburse any Buyer Indemnified Party for any indemnification claim in accordance with this Article VIII, the Buyer Indemnified Parties shall in all cases first exhaust the Holdback Amount in full before seeking recovery directly from Seller.

(d)                                 Each of Seller and Buyer acknowledges, on behalf of itself and on behalf of the other Seller or Buyer Indemnified Parties, that the sole and exclusive remedy thereof with respect to all claims for breach of this Agreement, other than claims for fraud (which will be interpreted to include the element of scienter) or a suit seeking specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each of Seller and Buyer hereby waives, on behalf of itself and each of the other Seller or Buyer Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action each may have against the other for any breach of this Agreement (except pursuant to the indemnification provisions set forth in this Article VIII), other than with respect to claims for fraud (which will be interpreted to include the element of scienter) or a suit seeking specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement.

(e)                                  Upon payment in full of any claim or judgment pursuant to Section 8.4, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim or judgment. The Indemnified Parties shall assign or otherwise reasonably cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

8.6                               Calculation and Mitigation of Damages.  Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom (a) any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any applicable deductibles, and (b) any Tax benefit realized by the Indemnified Party in connection with such Loss; provided that the Indemnified Party shall have no obligation to (i) seek recovery under such insurance policies or other collateral sources prior to seeking recovery from the Indemnifying Party or (ii) to bring any lawsuit or claim against any insurer, including, without limitation, in connection with any dispute regarding coverage, policy limits or the determination of losses.  Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that gives rise thereto, including seeking recovery under insurance policies.

8.7                               Tax Treatment of Indemnification Payments.  Buyer and Seller agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

8.8                               Materiality Scrape.  For purposes of this Article VIII, the amount of any Losses to which an Indemnified Party is entitled in connection with any breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such breached representation or warranty.

ARTICLE IX
TERMINATION

9.1                               Termination or Abandonment.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                 by either Seller or Buyer if there has been a breach or failure to perform by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (1) in the case of a breach or failure to perform by Seller, would give rise to the failure of a condition set forth in Section 5.1, and (2) in the case of a breach or failure to perform by Buyer, would give rise to the failure of a condition set forth in Section 5.2 (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within fifteen (15) Business Days after the receipt of notice thereof by the defaulting Party from the nondefaulting Party, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 9.1(a) because of such breach during such period of fifteen (15) Business Days, or following such period of fifteen (15) Business Days if such breach is cured during such period); provided, however, that the right to terminate this Agreement is only available to a Party that is not in material breach of this Agreement at such time;

(b)                                 by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(c)                                  by mutual written consent of Buyer and Seller; or

(d)                                 by either Buyer or Seller if the Closing shall not have occurred on or before May 22, 2016; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a Party that has failed to perform or comply with any covenant, agreement or condition hereof to be performed or complied with by it prior to the Closing and the Closing shall not have occurred on or before such date due to such failure.

9.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except that the confidentiality obligations shall survive in accordance with the terms of the NDA and Article X shall also survive such termination, provided, however, that nothing herein shall relieve any party from liability for any willful breach of this Agreement prior to the date of such termination.

ARTICLE X
MISCELLANEOUS

10.1                        Amendments; Waivers.  At any time prior to the Termination Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by Buyer or Seller in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.2                        Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, in whole or in part, its rights, interest and obligations under this Agreement to an Affiliate without the prior written consent of Seller, but no such assignment shall relieve Buyer of its obligations hereunder to the extent any such Affiliate does not satisfy its obligations hereunder.  For the avoidance of doubt, Guarantor shall not assign any of the rights, interests or obligations hereunder without the prior written consent of Seller.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.4                        Notices.  Any notice, request, instruction or other communication to be given hereunder by a party hereto to another party hereto shall be in writing and shall be deemed to have been delivered (a) when delivered personally by hand, (b) when received by the addressee if sent by nationally recognized overnight courier service, or (c) on the third day after the date sent by postpaid registered or certified mail, at the following addresses:

if to Seller, to:	Demand Media, Inc.
1655 26th Street
Santa Monica, CA 90404
Attn: Legal

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071
Facsimile: 213-891-8763
Attention: Alex Voxman, Esq.
Email: alex.voxman@lw.com

if to Buyer, to:	Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, OH 45202
Attention: J.B. Kropp, Vice President, Digital Strategy &
Business Development
Facsimile: 513-977-3729

With a copy (which shall not constitute notice) to:

Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, OH 45202
Attention: William Appleton, General Counsel

Facsimile: 513-977-3997

and if to Guarantor, to:	The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, OH 45202
Attention: Timothy M. Wesolowski, Chief Financial Officer
Facsimile: 513-977-5147

With a copy (which shall not constitute notice) to:

The E. W. Scripps Company
312 Walnut Street, 28th Floor
Cincinnati, OH 45202
Attention: William Appleton, General Counsel
Facsimile: 513-977-3997

or to such other address for any party hereto as such party shall hereafter designate by like notice.

10.5                        Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever.

10.6                        Interpretation.

(a)                                 Unless otherwise provided herein all monetary values stated herein are expressed in United States currency.

(b)                                 Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP. For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

(c)                                  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Except where expressly indicated otherwise, references in this Agreement to any Article, Section, Exhibit or Schedules refer to Articles, Sections, Exhibits or Schedules of this Agreement and any sub-section thereof and any provision contained therein. The words “or” or “any” are not exclusive and “such as,” “include” or “including” are not limiting. References to this “Agreement” include all Exhibits, Schedules and other attachments hereto, which are incorporated into this Agreement by reference.

10.7                        Counterparts; Effectiveness.  This Agreement may be executed and delivered in one or more counterparts (including by facsimile or PDF copies thereof), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by fax or otherwise) to the other parties.

10.8                        Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents together constitute the entire agreement and supersede all other prior agreements (other than the NDA) and understandings between the parties hereto with respect to the subject matter hereof and thereof, including the Term Sheet dated February 9, 2016, and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than as expressly set forth in Article VIII.

10.9                        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or any Transaction Document is not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of this Agreement or any Transaction Document, in addition to any other remedy at law or in equity.

10.10                 Costs and Expenses.  All costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses, except as otherwise provided in this Agreement.

10.11                 Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to conflict of laws principles that would result in the application of the law of any other state.

10.12                 Jurisdiction; Enforcement.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state and federal courts located in New York County in the State of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any courts other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.12; (b) any claim that it or its property is exempt or immune from jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

10.13                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14                 Attorneys’ Fees.If any proceeding for the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable documented and out-of-pocket attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) from the non-prevailing party of such proceeding.

10.15                 Buyer Guarantee.  As material inducement to Seller to enter into this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, Guarantor unconditionally and irrevocably guarantees to Seller as a continuing obligation (which obligation shall remain in full force and effect until the Buyer Obligations (as defined below) have been satisfied in full), the due and punctual payment and performance by Buyer of all of the covenants, agreements and other obligations of Buyer set forth in Article II of this Agreement (the “Buyer Obligations”), and if Buyer fails to pay any amount or perform any Buyer Obligation when due in accordance with the terms and conditions of this Agreement, Guarantor shall pay such amount to Seller and perform such obligation forthwith upon receiving written demand therefor from Seller.  Guarantor shall be liable under the guarantee pursuant to this Section 10.15 as if it were a primary obligor and not merely as a surety.    Guarantor agrees that the Seller shall not be required to pursue any right or remedy it may have against Buyer under this Agreement or to first commence any proceeding or obtain any judgment against Buyer in order to enforce the guarantee pursuant to this Section 10.15.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

DEMAND MEDIA, INC.

By:	/s/ Sean Moriarty
	Name:	Sean Moriarty
	Title:	Chief Executive Officer

BUYER:

SCRIPPS MEDIA, INC.

By:	/s/ William Appleton
William Appleton
Senior Vice President and General Counsel

GUARANTEE OF THE E. W. SCRIPPS COMPANY
Solely with respect to Section 10.15.

THE E. W. SCRIPPS COMPANY

By:	/s/ William Appleton
William Appleton
Senior Vice President and General Counsel